UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                       ----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                February 15, 2005
                     --------------------------------------
                Date of Report (Date of Earliest Event Reported)

                                   ITRON, INC.
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             (Exact Name of Registrant as Specified in its Charter)


           Washington                   000-22418                  91-1011792
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  (State or Other Jurisdiction    (Commission File No.)         (IRS Employer
       of Incorporation)                                    Identification No.)


                    2818 N. Sullivan Road, Spokane, WA 99216
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               (Address of Principal Executive Offices, Zip Code)

                                 (509) 924-9900
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              (Registrant's Telephone Number, Including Area Code)

                                      None
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          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under Securities Act
   (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On July 1, 2004, we completed the acquisition of Schlumberger's Electricity Metering Business (SEM). Prior to closing the acquisition of SEM, we completed a preliminary, high level analysis of the value of intangible assets and used the amounts from that valuation as the basis for allocating the SEM purchase price in the quarter ended September 30, 2004. In February 2005, we completed a more comprehensive valuation analysis of the intangible assets based on more detailed information that was not available to us prior to the acquisition closing. As a result of the new valuation, we made changes to the initial allocation of the SEM purchase price which is reflected in our results for the quarter ended December 31, 2004. We have increased the amount allocated to identifiable amortizable intangible assets by approximately $70 million and allocated $6.4 million of the purchase price to in-process research and development (IPR&D), with a corresponding decrease to goodwill of approximately $76.4 million. The IPR&D was expensed in the fourth quarter of 2004. Intangible asset amortization expense increased in the fourth quarter and will increase in future quarters as a result of allocating a higher amount of the purchase price to identifiable intangible assets. Total Company intangible asset amortization expense in the fourth quarter is approximately $16.6 million. As a result of the IPR&D and increased intangible asset amortization expense, we have a net loss for the quarter ended December 31, 2004 as well as the full year 2004 for GAAP results.

The values assigned to the identified intangible assets were estimated using the income approach. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated. The identified intangible assets will be amortized over the estimated useful lives of the discounted cash flows assumed in the valuation models.

The following condensed financial information compares the preliminary and current allocations of the purchase price based on the revised fair values of assets and liabilities. The fair values of the majority of the assets have been finalized. However, we continue to assess the allocation of fair value of several assets and liabilities acquired, such as certain fixed assets in Canada, accounts receivable and deferred taxes. We expect to finalize adjustments in the first half of 2005.

                                                                 Fair Values
                                              ----------------------------------------------------
                                                   Preliminary                     Current
                                                September 30, 2004            December 31, 2004        Useful Life
                                              -----------------------       ----------------------    ---------------
                                                                     (in thousands)                     (in months)
Fair value of net assets assumed                            $ 58,358                     $ 56,820
In-process research and development                                -                        6,400
Identified intangible assets - amortizable
      Core-developed technology                               70,000                      136,900       96 to 108
      Contract backlog                                         3,000                        1,800           6
      Customer relationships/contracts                        23,000                        3,100           18
      Trademarks and trade names                               1,000                       25,200           6
      Other                                                       52                           53          120
Goodwill                                                     100,827                       25,851
                                              -----------------------       ----------------------
      Net assets acquired                                  $ 256,237                    $ 256,124
                                              -----------------------       ----------------------

Total Company intangible asset amortization expense is expected to be approximately $38.8 million for 2005.

The information presented in this Current Report on Form 8-K contains forward-looking statements and certain assumptions upon which such forward-looking statements are in part based. Numerous important factors, including those factors identified in Itron, Inc.'s Annual Report on Form 10-K/A and other of the Company's filings with the Securities and Exchange Commission, and the fact that the assumptions set forth in this Current Report on Form 8-K could prove incorrect, could cause actual results to differ materially from those contained in such forward-looking statements.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                    ITRON, INC.

Dated:  February 15, 2005           By:  /s/ STEVEN M. HELMBRECHT
                                    -----------------------------
                                            Steven M. Helmbrecht
                                            Sr. Vice President and Chief
                                            Financial Officer